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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

                   CERTIFICATION AND NOTICE OF TERMINATION OF
                     REGISTRATION UNDER SECTION 12(g) OF THE
                SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF
                 DUTY TO FILE REPORTS UNDER SECTION 13 OR 15(d)
                                OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                        Commission File Number 000-19318

                               Sparta Foods, Inc.
             (Exact name of registrant as specified in its charter)

                             1565 First Avenue N.W.
                             New Brighton, MN 55112
                                 (651) 697-5500
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                     Common Stock, Par Value $.01 Per Share
            (Title of each class of securities covered by this Form)

                                      None
              (Titles of all other class of securities for which a
           duty to file reports under Section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)     [X]          Rule 12h-3(b)(1)(i)    [ ]
       Rule 12g-4(a)(1)(ii)    [ ]          Rule 12h-3(b)(1)(ii)   [ ]
       Rule 12g-4(a)(2)(i)     [ ]          Rule 12h-3(b)(2)(i)    [ ]
       Rule 12g-4(a)(2)(ii)    [ ]          Rule 12h-3(b)(2)(ii)   [ ]
                                            Rule 15d-6             [ ]

Approximate number of holders of record as of the certification or notice date:
                                      one

       Pursuant to the requirements of the Securities Exchange Act of 1934, Sparta Foods, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: June 1, 2000                      By: /s/ A. Merrill Ayers
                                            ---------------------------------
                                            A. Merrill Ayers
                                            Chief Financial Officer